Exhibit 5.1

May 16, 2023

Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501

Re:	Amendment No. 1 to Post-Effective Amendment No. 2 to Form S-1 on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Astra Space, Inc., a Delaware corporation (the “Company”), in connection with its Amendment No. 1 to Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration under the Securities Act and the offer and sale from time to time pursuant to Rule 415 under the Securities Act of the resale of up to an aggregate of 103,000,753 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), including (i) up to an aggregate of 55,539,188 shares of Class A common stock issuable upon conversion (on a one-for-one basis) of shares of the Company’s Class B common stock, par value $0.0001 per share, held by certain Selling Securityholders (the “Conversion Shares”); and (ii) up to an aggregate of 5,117,517 shares of Class A common stock to be issued in connection with the achievement of certain milestones related to the Company’s acquisition of Apollo Fusion, Inc. (the “Apollo Shares”) (collectively, the “Securities”).

All of the Securities registered pursuant to the Registration Statement are being registered on behalf of the Selling Securityholders.

In connection with this opinion, we have examined and relied upon the Company’s certificate of incorporation and bylaws, each as currently in effect, the Registration Statement, the Prospectus and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

The opinions herein are limited to the General Corporation Law of the State of Delaware, the federal laws of the United States of America. This opinion is limited to such laws as are in effect on the date hereof.

Astra Space, Inc.

May 16, 2023

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Securities have been duly authorized and are, (i) in the case of the Conversion Shares, when issued upon conversion and (iii) the Earnout Shares, when issued upon being earned, will be, validly issued, fully paid and nonassessable. In connection with our opinion in this paragraph, we have assumed that there are a sufficient number of authorized and unissued shares of the Class A Common Stock at the time the Conversion Shares and Earnout Shares are issued.

The opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cozen O’Connor, P.C.